Exhibit (a)(1)(F)

FORM OF ACKNOWLEDGEMENT OF RECEIPT OF ELECTION FORM/WITHDRAWAL FORM

ACKNOWLEDGMENT OF ELECTION FORM

To:	[E-MAIL ADDRESS]

From:	TOAdmin@sycamorenet.com

Date:	August [•], 2007

Subject:	Acknowledgment of Receipt of Election Form

Sycamore Networks, Inc. (“Sycamore”) has received your Election Form dated August [ • ], 2007, by which you indicated whether you have elected to exchange all, some or none of your eligible options, subject to the terms and conditions of the Offer to Exchange Eligible Options for New Options and Cash Payments, dated August 3, 2007.

If you change your mind, you may withdraw your election to exchange some or all of your eligible options by completing and manually signing a Withdrawal Form and sending it via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@sycamorenet.com or via fax to (978) 250-6981, by 5:00 p.m., Boston, Massachusetts time, on August 31, 2007 (unless extended). You may obtain a Withdrawal Form by contacting Beth Panfil in the Sycamore Stock Plan Administration Department at (978) 250-2947 or Alan Cormier in the Sycamore Legal Department at (978) 250-2921. Only Withdrawal Forms that are complete, signed and actually received via e-mail or fax by the expiration time will be accepted. If you have questions concerning the submission of your form, please direct them to Beth Panfil in the Sycamore Stock Plan Administration Department at (978) 250-2947 or Alan Cormier in the Sycamore Legal Department at (978) 250-2921.

Please note that our receipt of your Election Form is not by itself an acceptance of your election to exchange the eligible options or an acknowledgment that you have properly completed your election form. For purposes of the offer, Sycamore will be deemed to have accepted your election to exchange your eligible options with respect to which proper acceptances of the offer have been made and not properly withdrawn as of the date when Sycamore gives oral or written notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. Sycamore’s exchange of eligible options that you elect to exchange is expected to take place shortly after the end of the offer period.

ACKNOWLEDGMENT OF WITHDRAWAL FORM

To:	[E-MAIL ADDRESS]

From:	TOAdmin@sycamorenet.com

Date:	August [•], 2007

Subject:	Acknowledgment of Receipt of Withdrawal Form

Sycamore Networks, Inc. (“Sycamore”) has received your Withdrawal Form dated August [ • ], 2007, by which you withdrew your acceptance of Sycamore’s offer to exchange some or all of your eligible options.

If you change your mind, you may once again elect to accept the offer with respect to some or all of your eligible options by completing, manually signing and submitting a new Election Form via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@sycamorenet.com or via fax to (978) 250-6981, by 5:00 p.m., Boston, Massachusetts time, on August 31, 2007, or such later time, if any, to which this offer has been extended. If you have questions concerning the submission of your form, please direct them to Beth Panfil in the Sycamore Stock Plan Administration Department at (978) 250-2947 or Alan Cormier in the Sycamore Legal Department at (978) 250-2921.

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